Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT (a)
Subsidiaries of the Registrant and Jurisdiction of Incorporation or Organization:
Portfolio Recovery Associates, LLC - Delaware
PRA Receivables Management, LLC - Virginia
PRA Holding IV, LLC - Virginia
PRA Holding V, LLC - Virginia
Claims Compensation Bureau, LLC - Delaware
PRA Group Canada Inc. - Canada
PRA Group RM Israel. Ltd. - Israel
PRA Group Europe Holding III S.á r.l. - Luxembourg
PRA Group Europe Holding II S.á r.l - Luxembourg
PRA Group Europe Holding I S.á r.l. - Luxembourg
PRA Group Europe Holding S.á r.l. - Luxembourg
PRA Group (UK) Limited - United Kingdom (England and Wales)
PRA Group (UK) Portfolios Limited - United Kingdom (England and Wales)
PRA Group Österreich Inkasso GmbH - Austria
PRA Group Österreich Portfolio GmbH - Austria
PRA Group Sverige AB - Sweden
PRA Group Europe Holding S.á r.l., Luxembourg, Zweigniederlassung Zug Branch - Switzerland
PRA Group Europe Finance S.a.r.l. - Luxembourg
PRA Suomi OY - Finland
PRA Group Deutschland GmbH - Germany
PRA Group Europe AS - Norway
PRA Iberia, S.L.U. - Spain
PRA Group Norge AS - Norway
PRA Group Europe Portfolio AS - Norway
PRA Group Europe Portfolio AS, Oslo, Zug Branch - Switzerland
PRA Group Switzerland Portfolio AG - Switzerland
AK Nordic NUF - Norway
AK Nordic AB - Sweden
RCB Investimentos S.A. - Brazil
Itapeva Recuperação de Créditos LTDA. - Brazil
DivZero Recuperação de Créditos LTDA - Brazil
RCB Portfolios LTDA. - Brazil
PRA Group Colombia Holding S.A.S. - Colombia
PRA Group Polska Sub-Holding sp. z o.o. - Poland
PRA Group Polska sp. zoo - Poland
PRA Group Kancelaria Radcow Prawnych Wilmek I Wspolnicy S.K.A. - Poland
PRA Group Brasil - Empreedimentos e Participações LTDA - Brazil
PRA Group Polska Holding sp. zoo - Poland
PRA Australia Pty Ltd - Australia
PRA Group TFI, S.A. - Poland
Horyzont NSD CEIF - Poland

(a) Inactive subsidiaries and subsidiaries with minimal operations have been omitted. Such subsidiaries, if taken as a whole, would not constitute a significant subsidiary.